SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                        Date of Report: February 10, 2000
                        (Date of earliest event reported)


                              NETWOLVES CORPORATION
             (Exact name of registrant as specified in its charter)



    New York                     000-25831               11-3439392
 (State or other                (Commission             (IRS Employer
 jurisdiction of                File Number)            Identification
 incorporation)                                            Number)


 200 Broadhollow Road, Suite 207, Melville, New York         11747
 (Address of principal executive offices)                 (Zip Code)



Registrant's telephone number including area code       (516) 393-5016

_______________________________________________________________________________
         (Former name or former address, if changed since last report.)

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Item 2.   Acquisition or Disposition of Assets

     Pursuant to an agreement dated as of February 10, 2000, NetWolves Corporation (the "Company") acquired all of the outstanding capital stock of Computercop Corp., a subsidiary of Computer Concepts Corp., in exchange for 1,775,000 restricted shares of the Company's common stock. Computercop Corp.'s assets consist of the Computercop technology, inventory and $20.5 million in cash. In connection with the transaction, the Company paid finder and consulting fees of $600,000 and issued 125,000 restricted shares of the Company's common stock and five year warrants to purchase an aggregate of 900,000 shares of common stock. The warrants are exercisable at $25 per share on or before September 30, 2002 and thereafter until the expiration date at $30 per share.

     Computercop software scans a computer and provides owners a simple method to see if the computer has been used inappropriately. Though the software has clear business applications, it is also beneficial for parents who can use the monitoring software to automatically search for potentially offensive photo files and suspect words or phrases that match more than a 1,000 red- flagged words contained in the built-in dictionary. Parents can utilized the software to protect their children from opportunists who use the internet to take advantage of youths and also to monitor their sons' and daughters' activities.

Item 7:   Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Not applicable.

     (b)  Exhibits

     2.1 Exchange Agreement dated as of February 10, 2000 by and among NetWolves Corporation, Computer Concepts Corp. and Computercop Corp., with Exhibits.

                                   Signatures


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   NETWOLVES CORPORATION

                                   /s/ Walter M. Groteke
                                   Walter M. Groteke, President
Dated:  February 24, 2000